Exhibit 4.10
Lease Agreement
Jin-Ho Park, the president of Fine Tower whose location is 826-24, 25 Yoksam-dong, Gangnam-gu, Seoul, Korea (“the Lessor”) and Yong-Bae Ku, the CEO of Interpark Gmarket whose location is 6-8fls LG Life Insurance Building 649-11 Yoksam-dong, Gangnam-gu, Seoul, Korea (“the Lessee”) hereby enter into the following lease agreement.
Subject of Lease Agreement
826-24 Yoksam-dong, Gangnam-gu, Seoul, Korea
8th, 9th, 10th, 11th, 12th, 14th floor of the building above. Total 1,672.50 py
* The above area includes allocated common area.
1.	Period of Lease Agreement

The Lease Agreement (this “Agreement”) is effective from October 21, 2008 to February 28, 2011.

1.	Lease Deposit

KRW 4,892,895,000

1.	Monthly Rent

KRW 73,393,425

1.	Monthly Maintenance Fee

KRW 50,175,000
The increase in maintenance fee shall be applied equally to all tenants. VAT excluded. VAT to be paid by B.

The electricity shall be paid by B, and the gas shall be included in the monthly maintenance fee for the usage during weekdays (08:00~19:30) and Saturdays (08:00~13:00) but if B requires air conditioning/heating for other times than specified above, B shall pay for the gas used.
Article 1. Lease
1)	A shall lease the subject of the Lease Contract to B and B shall rent the subject.

2)	B shall not hold any rights to the subject of the Lease Contract other than the right to occupy and use the area as a tenant.

3)	B cannot use the subject of the Lease Contract for exhibition hall, warehouse, institute and any other purposes than office space.
Article 2. Deposit
1)	On signing the Lease Contract, B shall pay the above deposit to A according to the following schedule.
Deposit:	On signing the Contract	KRW 0

Installment:	On MM/DD/YYYY	KRW 0
Remaining Balance: On October 20, 2008 KRW 1,075,345,000
* Of the remaining balance, the deposits from the two previous lease contracts KRW3,817,550,000 shall be deducted from the amount and the difference KRW1,075,345,000 shall be paid by wire transfer. (Deposit KRW3,127,300,000 for the lease contract on floors from 9th to 12th signed on September 16, 2006/ Deposit KRW3,817,550,000 for lease contract on 8th floor signed on July 19, 2007)
2)	The deposit from the previous item shall be without interest.

3)	B cannot replace deposit with payment of monthly rent and other expenses, and cannot transfer to a third party or provide as pledge, or other guarantee the right to claim lease deposit.

4)	A may deduct the monthly rent and other expenses owed by B from the deposit if B is default in its payment without any prior consent from B. In such case, A shall notice B of such deduction and B hereby agrees not to raise any objection to A’s unilateral decision on deduction.
Article 3. Calculation of Monthly Rent
1)	The base calculation date for monthly rent shall be the effective date of the Lease Contract despite the date when B moved to the subject of the lease contract.

2)	When the Lease Contract begins or ends during a month, monthly rent of the month shall be calculated pro rata.

3)	B shall pay the monthly rent for the period when B did not use the subject of the Lease Contract when the period falls into the life of the Contract period, excluding when the reason for inability to use the area is due to reasons not attributable to B such as defects in the subject.

4)	B shall pay by 27th day of each month the above monthly rent and maintenance fee of the month to B. In case when the 27th day of the month is a bank holiday, the payment shall be made on the next business day.
Article 4. Late Fee
In case when B is delinquent in paying the monthly rent and maintenance fee to A according to the Lease Contract, B shall pay additional late fee which is the delinquent amount with 20% annual interest.
Article 5. Automatic Renewal
Without a written notice between the two parties of the contract by three (3) months before the expiration of the agreement which states otherwise, A and B hereby agree to extend the Lease Contract for additional year on the same terms and conditions.
Article 6. Cancellation within Life of the Contract
1)	If A or B wishes to cancel the Contract prematurely, the cancelling party can cancel the contract by sending a written notification of cancellation to the other party six (6) months prior to the expiration date. Any party cannot cancel the Contract during the first year.

2)	If a party cancels the Contract prematurely, the cancelling party shall pay for the real estate brokerage commission.
Article 7. Modification in Rent Deposit and Monthly Rent
When there occurs inevitable circumstances that demand increase in the above deposit and monthly rent on the subject of the Lease Contract which include increase in public dues on the subject, increase in deposit and monthly rent among the similar industry, price increase, and any other change in economic circumstances, A may increase the deposit and monthly rent after consultation with B.
Article 8. Addition and Modification of Facilities in the Subject of Lease Contract
For B to engage in any of the following activities, B should submit the request for approval on construction along with blueprint drawings to A at least two (2) weeks before the construction date at the cost of B. A shall provide approval in writing and any approval in other form than in writing shall not be valid. In any of the following cases, A may provide supervision for the construction to guarantee consistency of the building.
1)	New addition or modification of internal partition, window and/or interior decoration

2)	New installation, relocation, and/or modification of lighting, power outlet, phone line, water supply, and other facilities

Article 9. Use of Dedicated Building Parking Space
1)	4 vehicles (per floor) of B can be parked in the spaces designated by A within the space without charge. Vehicles of any visitor can be parked in the building parking space with fee. Car lift is not available from 20:00 to 08:00 of the following day.

2)	If B or any of B’s related persons incur any loss to the building parking space, its auxiliary facilities, or to another person’s vehicle intentionally or by accident, B shall pay for the loss incurred.

3)	When B or any of B’s related persons use car lift for parking, A shall not be held responsible for any accident caused by an error on the part of B or any of B’s related persons.

4)	All matters related to the parking order shall be according to A’s instruction.
Article 10. Protection of Asset
B shall be solely responsible for guaranteeing safety of B’s asset, and A shall not be held responsible for any loss due to fire, theft, disaster and other force majeure. Exceptionally A shall be responsible for any damage incurred from failure to honor the responsibility as the building manager as specified by the relevant laws and regulations.
Article 11. Prohibition of Transfer of Right and Sublease
1)	B cannot transfer, resell, sublease (including partial sublease) and/or provide as pledge or any other guarantee the rights according to the Lease Contract to a third party.

2)	According to the articles of the Contract, B cannot claim any rights including premium.

3)	If B violates the previous clause, A may immediately cancel the Lease Contract without any notification and B cannot raise any objection to the cancellation.

4)	B cannot have any other party than B to occupy or use the subject of the Lease Contract without a written approval from A, and post the name of a third party as an occupant of the subject.
Article 12. Prohibition of Residence
For any reason and pretext, B cannot establish residence in the subject of the Lease Contract. With a written approval from B, however, B can have a night watch on shift.
Article 13. Prohibitions
B cannot engage in any of the followings.
1)	Installation and display of signage, promotional material or display of fixture and product that may cause public displeasure or be an obstacle to public installation

2)	Introduction or storage of explosive, dangerous item, item that is harmful to body, that may cause damages to the asset, or item that A has prohibited is usage

3)	Any disturbance, use of musical instrument, raising of pet other than fish in a fish bowl

4)	Installation of signage outside

5)	Usage of vending machine and independent air conditioning

6)	Any other activity that is in violation of the Management Agreement attached to the Lease Contract
Article 14. Duty of Notification
For any of the followings, B should immediately send a written notification and required documents to A.
1)	Change in the company name and the representative of the company

2)	Change in the ownership from individual business owner to incorporation or vise versa
Article 15. Duty of Compliance
B and its employees shall be in compliance with the relevant laws and regulations in their business activities and shall observe the related regulations determined by A in maintenance and usage of the subject of Lease Contract and its auxiliary facilities.

Article 16. Cancellation
When B has done any of the followings, A may request correction to B. When B fails to make the correction within 15 days from A’s request, A may cancel the Contract immediately.
1)	When monetary obligation that B owed to A which includes the rent and other expenses is in arrear for two (2) months or more

2)	When B causes damages to the honor and reputation of A

3)	When B violates the terms of the Lease Contract and the rules and guidelines defined by A

4)	When B violates laws and regulations

5)	When a third party seized or performed compulsory execution on the rent deposit, or when a significant circumstance occur to B which is deemed to cause the continuance of the Lease Contract impossible

6)	B shall have a complete responsibility for security of B’s Asset against such threat as fire and theft, and B shall be have the internal responsibility of enforcement of such security. B shall install and manage fire extinguishers required to prevent fire within the subject of the Lease Contract and B cannot install any fixture or equipment that is in violation of the Fire Service Act.

7)	If B installs any illegal facility or engages in illegal business activity which results in the penalty of fine, penalty, and suspension of business or administrative restriction from the government and/or competent administrative agency, B shall have civil and criminal responsibility of such action and A may cancel the Lease Contract. In such case, B shall recover the area occupied and used under the Contract to its original condition within 30 days from receiving the notice of cancellation and surrender the area to A in full.
Article 17. Expiration of Contract
The Lease Contract shall expire on any of the following occasions.
1)	Expiration of effective period of the Lease Contract

2)	Cancellation by A according to Article 11. 3 and to Article 16

3)	Cancellation according to Article 6
Article 18. Return of Deposit
When the Lease Contract expires or cancels according to the previous article, the duty of B to surrender the subject of the Lease Contract to A and the duty of A to return the rent deposit to B shall be occurred concurrently. If B owes any payment which may include rent, maintenance fee, and any other expense, the deposit shall be returned to B after the outstanding payment deducted from.
Article 19. Indemnity
B shall have the sole responsibility to manage safety and security of B’s asset, and A shall not be responsible for any fire, theft or any other loss or damages that is not attributable to A.
Article 20. Compensation for Damages
1)	B shall manage the subject of the Lease Contract as a good manager.

2)	If B, its employees and/or its customers inflict any damage to A intentionally or accidently, B shall make immediate notification of such damage and compensate for the inflicted damage.

3)	The amount of damages shall be determined through mutual consultation. .
Article 21. Order of Payment
B shall pay the miscellaneous expenses in the order of overdue payment, maintenance fee, rent, and rent deposit.
Article 22. Definition of Employee
Employee of B in the Lease Contract shall mean any and all employees of B who are engaged or involved in B’s business.
Article 23. Surrender and Recovery

1)	B shall bring out B’s property and asset from the subject of the Lease Contract and surrender the area after it is recovered to its original state based on the as-built drawings by one (1) day prior to the day of expiration of the Contract when such surrender takes place due to the Contract expiry, or by the date designated by A in case of a premature cancellation.

2)	At the time of surrender, B hereby agrees not to exercise the right to claim expense, lien, or any other claim of rights or request payment on the grounds that there was any fixed facility installed at B’s own expense or that B born any cost in interior decoration according to Article 8.

3)	If B fails to honor the previous clause 1), B shall pay A for the rent and other expenses for the days from the expiration of the Lease Contract or the date when A decided on for surrender of the area to the completion of surrender or recovery.

4)	If B fails to complete the recovery due to reasons attributable to B, B hereby agrees not to raise any civil or criminal objection to A for its recovery of the area by unilaterally withdrawing funds from the rent deposit established by B.
Article 24. Agency for Surrender
1)	If B does not withdraw its possessions from the area even after the expiration of the Lease Contract, A may send the possessions to the address of B or of B’s guarantor as specified in the Lease Contract at the responsibility and cost born by B.

Under special circumstances when withdrawal to B or B’s guarantor is not possible, A may assign a third party to keep the possessions at the responsibility and cost born by B.

2)	A shall not be held responsible for any loss that may incur due to the previous clause.

3)	In case of the above clause 1), B shall pay the general rent and other expenses to A for the period from the expiration of the Lease Contract to the date when the possessions were withdrawn or delivered to a third party for storage.

Management Agreement
Jin-ho Park, CEO of Fine Tower and Yong-Bae Ku, CEO of Gmarket Inc. hereby agrees as the followings.
1.	Modification of Facilities
—	Facilities shall be modified after prior consultation with A, approval from A on the design, construction by qualified company, and final inspection on the construction by A.
•	Elevator hall, electricity and other basic facilities cannot be modified

•	Design and construction should abide by the relevant laws and regulations on fire prevention, electricity and facilities.

•	Materials used should be nonflammable, fire retardant and KS approved.

•	Maintenance on the modified facilities shall be under B’s responsibility.

•	B shall be held responsible for any damages to facilities and equipment due to movement and relocation of fixture during the construction and movement.

(Thorough prior caution on the elevator, FCU, lighting, marble floor etc)

•	After the construction and before the final inspection by A, B shall clean and wax all the area affected by the construction which include FCU box, EPS room, lighting fixture, elevator hall, main and emergency staircases and elevator hall (B1).
—	Prior consultation shall be made before the construction and movement to minimize any inconvenience to other tenants and the construction and movement shall follow A’s instruction.

—	Any minor modification shall take place after consultation with A.

—	Interior construction for 14th floor shall start from October 25 and the rent shall not be charged for 14th floor until October 31.
2.	Maintenance
—	When B changes any material from its original material including the floor carpet, B shall purchase and prepare other equipment and items required for the maintenance of the changed material.

(Vacuum cleaner, carpet cleaning detergent, etc.)

—	B shall purchase soap for the toilet and designated garbage bags.

—	Specific garbage and any other garbage from interior decoration and movement shall be taken care of by B.
3.	Electricity
—	Electricity meter installed on every floor shall be checked regularly with confirmation from B and the usage shall be distributed between common and specific usage and paid by B.
4.	Other
—	Prior consultation is required for any communication equipment, and installation of acoustic equipment (microphone, amplifier etc.) is prohibited.

—	Food cannot be brought inside and smoking is prohibited in the building.

—	Clapping of hands and/or singing inside the building on the grounds to motivate the staff morale are strictly prohibited.

—	Parking fee is charged at KRW 2,000 per every 30 minutes for vehicles of visitors to the tenant. Confirmation of visit is required.

* Purchase of parking coupon shall be consulted separately.

—	Contact Number: Management Office 561-8920, Boiler Room 561-8921, Guard Room 568-2820, Cleaning Room 568-2937, Parking Office 568-2976

—	A and B shall make prior consultation to prevent any inconvenience of tenants.

October 20, 2008
A	826-24, Yoksam-dong, Gangnam-gu, Seoul, Korea Fine Tower Jin-Ho Park

B	6-8fls LG Life Insurance Building 649-11 Yoksam-dong, Gangnam-gu, Seoul, Korea Interpark Gmarket Yong-Bae Ku

Special Clause
Jin-Ho Park, the president of Fine Tower whose location is 826-24, 25 Yoksam-dong, Gangnam-gu, Seoul, Korea (“the Lessor”) and Yong-Bae Ku, the CEO of Interpark Gmarket whose location is 6-8fls LG Life Insurance Building 649-11 Yoksam-dong, Gangnam-gu, Seoul, Korea (“the Lessee”) hereby agree on the following special clauses on the Lease Contract established on October 20, 2008 regarding the subject (8th~12th floors and 14th floor of building located in 826-24, 25 Yoksam-dong, Gangnam-gu, Seoul, Korea of total space of 1,672.50 py) for the period from October 21, 2008 to February 28, 2010.
1.	After the signing of the Contract, B may request A to agree on completion of establishment of the right to term lease with deposit; and A shall respond to the request without any objection and in good faith.

2.	If A wishes to change the priority fixed collateral holder from Woori Bank to other bank, B shall immediately issue a document to release the fixed collateral established by B so that the other bank designated by A can be the priority fixed collateral holder. The amount of fixed collateral cannot exceed existing amount and the legal representations from respective sides shall jointly participate in the process. A shall establish the first priority fixed collateral with the new bank, and shall reinstate B’s fixed collateral. A shall bear all the cost from the process.

3.	Additional special clause shall have precedence over the Contract and the Special Clause.
October 20, 2008
Lessor (A): Fine Tower
Name: Jin-Ho Park
Business Registration Number: 220-02-72306
Residence Identification Number: 471110-1047611
Address: 826-24, Yoksam-dong, Gangnam-gu, Seoul, Korea
Lessee (B): Interpark Gmarket
Name: Yong-Bae Ku
Business Registration Number: 220-81-83676
Residence Identification Number: 110111-1934151
Address: 6-8fls LG Life Insurance Building 649-11 Yoksam-dong, Gangnam-gu, Seoul, Korea